Press Release	Source: Index Oil and Gas Inc.

Index Oil and Gas Inc. Announces Completion of UK Oil and Gas Company Acquisition

Friday January 20

CARSON CITY, Nev.--(BUSINESS WIRE)—Jan. 20, 2005--Index Oil and Gas, Inc. (OTCBB:IXOG - News) is pleased to announce that it has completed its acquisition of 100% of the share capital of Index Oil and Gas Ltd ("IOGL"), a private company registered in the U.K. In addition, the Company has appointed Daniel Murphy as Chairman of the Company and Lyndon West as Chief Executive of the Company. Also appointed to the board are Andrew Boetius (Finance Director), David Jenkins, and Michael Scrutton.

“We are very pleased that the acquisition was completed in accordance with the timeline indicated, said Daniel Murphy, Chairman of Index. “The new structure of Index enables us to push forward our plan to build a balanced portfolio of reserves and producing assets principally in the U.S. The acceleration of growth in value expected to come from the application of the resources available as a result of the merger is in the direct interest of all stockholders.”

Lyndon West, Chief Executive of Index, said; “In addition to our current drilling program we have an active pipeline of carefully assessed target opportunities worked up in conjunction with our established partners. With the completion of the merger I am looking forward to progressing the business of adding reserves and to increase production.”

Index is currently participating in a 2 well drilling program on its Seward (Kansas) asset. Completion operations continue on the company’s Walker #1 well in Calcasieu Parish in Louisiana (operated by Crawford Energy). Workover operations continue on its Seward (Kansas) asset. Participation in additional wells in 2006 is under evaluation.

About Index

Index is a gas biased oil and gas exploration and production company, with activities in Kansas, Texas and Louisiana. It has offices in Bath, England and Houston, Texas. Index is focused on efficiently building a broad portfolio of producing properties with significant upside potential and intends to grow its existing asset base and revenues through further investment in the U.S. The company seeks to develop its activities in areas containing prolific petroleum systems set in stable political and economic environments.

Forward-Looking Statement

The statements in the press release that relate to the company's expectations with regard to the future impact the company's results from acquisitions or actions in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Since the information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.

INDEX OIL AND GAS INC.

Contact:
Index Oil and Gas Inc., Carson City

Source: Index Oil and Gas Inc.